                         EXECUTIVE EMPLOYMENT AGREEMENT


      THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of 15th January, 2001, by and between SENSAR CORPORATION, a Nevada corporation ("Sensar"), and ANDREW C. BEBBINGTON ("Executive"), based on the following:

                                    Premises

      Sensar wishes to employ Executive, and Executive wishes to accept employment on the terms set forth herein.

                                   Agreement

      NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

      1. Employment and Term.

            (a) Sensar hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The initial term of Executive's employment shall begin on the date of this Agreement, and continue through 14th January 2002. After January 31, 2001, this Agreement shall be automatically renewed so that it always has an unexpired term of one (1) year, unless action is taken by one of the parties to terminate this Agreement in accordance with the other provisions of this Agreement. The initial term, plus the automatic extension, is hereinafter referred to as the "Employment Period."

            (b) During the Employment Period, Executive will serve as Chief Operating officer of Sensar. Executive also agrees to serve in such positions with each of Sensar's subsidiaries and such other or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by Sensar's board of directors. Executive agrees to perform the duties appropriate for the chief operating officer of Sensar as may be assigned to him from time to time by the board of directors and as described in the bylaws of Sensar. Executive shall serve at the pleasure of the board of directors, subject to the terms of this Agreement.

      2. Performance of Services.

            (a) During the Employment Period, Executive agrees to perform faithfully the duties assigned to him by the board of directors to the best of his ability. It is not anticipated that Executive's duties hereunder will require his full business time. Executive agrees to devote such time, attention, and services as may be required by the business of Sensar. Except for competitive businesses, which shall be governed by paragraph 3 of this agreement, Executive shall not be prohibited from engaging in other business activities during the term of this agreement.
            (b) All duties hereunder shall be rendered in Salt Lake County, Utah, and, on a temporary basis, at such other places as the interests, needs, business, and opportunities of Sensar shall require.

            (c) Executive shall observe and comply with the commercially reasonable rules and regulations of Sensar respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of Sensar as they may be from time to time communicated to Executive either orally or in writing. Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of Sensar known to Executive.

      3. Exclusivity of Services and Nondisclosure of Confidential Information.

            (a) Executive agrees that during the term of this Agreement and for a period ending on the first anniversary of the termination of the Employment Period:

                  (i) he will not engage in any activity directly competitive with an operating business of Sensar or any of its majority-owned subsidiaries (the "Sensar Group"), directly or indirectly, in the market defined in subsection 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

                  (ii) he will not solicit, in competition with the Sensar
            Group, any person who is a customer of the operating businesses conducted by the Sensar Group at the date hereof or a customer of the operating businesses conducted by the Sensar Group at any time during the Employment Period; and

                  (iii) he will not induce or attempt to persuade any employee of the Sensar Group to terminate his or her employment relationship in order to enter into employment with any party in competition with the Sensar Group.

            (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the Sensar Group, except to the extent authorized in writing by Sensar. Upon termination of his employment hereunder, Executive will surrender to Sensar all records and other documents obtained by him or entrusted to him during the course of his employment by Sensar (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax purposes. For purposes of this section 3, proprietary information about the business of the Sensar Group shall be treated as confidential until it has been published or is generally or publicly known outside the Sensar Group or until it has been recognized as standard practice outside the Sensar Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

            (c) The following provisions shall apply to the covenants of Executive contained in this section 3:


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                  (i) The covenants contained in clauses (i) and (ii) of
            subsection 3(a) shall apply to those markets in which the Sensar Group is doing business at the termination of the Employment Period and those markets in which the Sensar Group has publicly or internally issued written plans to enter prior to the termination of the Employment Period.

                  (ii) Executive agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to Sensar as will be irreparable. Therefore, without limiting the right of Sensar to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Sensar Group for such a violation and that Sensar and the Sensar Group shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

                  (iii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

      4. Business Ideas.

            (a) Executive acknowledges that Sensar will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Executive, either alone or with employees or consultants of Sensar, during the Employment Period.

            (b) Executive agrees that, during the Employment Period, he will:

                  (i) assign to Sensar all Business Ideas and promptly execute all documents which Sensar may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

                  (ii) promptly disclose to Sensar all information concerning all material Business Ideas originated by Executive or any employee of Sensar, which come to his attention and which concern the business of Sensar.

            (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Executive in connection with his employment by Sensar and which relate to the business of Sensar and/or the Sensar Group.

      5. Corporate Opportunities. Executive understands that Sensar is presently seeking to identify, investigate, and, if appropriate, make investments in or provide funding to start-up companies (a "Corporate Opportunity"). Executive acknowledges that Sensar will own all rights to pursue such Corporate Opportunities which he may become aware of during the term of this Agreement. In the event Executive identifies an entity or business that may reasonably present a Corporate Opportunity to Sensar, Executive will immediately notify Sensar. If Executive wishes to pursue such Corporate Opportunity, either individually or through any entity other than Sensar, he must notify the board of directors of


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

Sensar of such desire. The board of directors will have 15 days to evaluate the Corporate Opportunity. If the board of directors determines that the Corporate Opportunity would not be a suitable investment for Sensar, they shall so notify Executive in writing. Absent such written consent, Executive may not pursue the Corporate Opportunity.

      6. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, Sensar shall compensate Executive as follows:

            (a) As compensation for Executive's services hereunder, in accordance with its normal payroll practices, Sensar agrees to pay Executive during the Employment Period a base salary of Twelve Thousand Dollars ($12,000.00) per month.

            (b) Executive may participate in such bonuses and incentive compensation as the board of directors may determine.

            (c) Sensar shall provide to Executive suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

            (d) Executive shall be entitled to vacation and sick leave in accordance with the general policy of the Sensar Group for executive level employees. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to Sensar and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

            (e) Sensar shall reimburse Executive for all proper expenses incurred by him on behalf of the Company in the performance of his duties hereunder in accordance with the policies and procedures established by Sensar.

            (f) Subject to the insurability of Executive, Sensar shall provide Executive with health, medical, and disability insurance policies on the same terms as offered to other executive level employees of Sensar. Sensar shall additionally provide to Executive incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by the Sensar Group to its executive level employees generally. Executive shall also have the right to participate in any other employee benefit programs provided by the Sensar Group.

            (g) Sensar shall assume and pay reasonable dues of Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of Sensar.

            (h) Sensar shall withhold from Executive's compensation hereunder all proper federal and state payroll and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

      7. Nomination to Board of Directors. Executive shall be appointed to serve on the board of directors of Sensar until the next annual meeting of shareholders. Sensar shall include Executive as a nominee of the Company to be presented to the shareholders for election to a position on the board of


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directors at the next annual meeting of shareholders and shall recommend his approval by the shareholders.

      8. Termination of Agreement.

            (a) Termination by Sensar for Cause. Sensar shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Executive has materially breached the terms hereof; (ii) Executive, in the reasonable determination of the board of directors of Sensar, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or (iii) Executive has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against Sensar.

            (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death, subject to the payment of Executive's base salary for a ninety (90) day period after death. This Agreement shall also terminate on the continued disability of Executive for a consecutive period of ninety (90) days. For purposes of this paragraph "disability" shall be defined as the inability of Executive to substantially perform his duties as president, chief executive officer, and a member of the board of directors of Sensar.

            (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement by providing written notice of such termination to Sensar within sixty days (60) days of the occurrence of any of the following events:

                  (i) The sale, lease, exchange, or other transfer in one
            transaction or a series of transactions of all or substantially all of the assets of Sensar to a single purchaser that is not a wholly owned subsidiary of Sensar or to a group of associated purchasers;

                  (ii) The sale, lease, exchange, or other disposition to a
            single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of Sensar's common stock;

                  (iii) As a result of a merger, consolidation, sale of all or substantially all of the assets of Sensar, a contested election, or any combination of the foregoing, the persons who were directors of Sensar immediately prior thereto shall cease to constitute a majority of the board of directors of Sensar or any successor to Sensar;

                  (iv) The decision by Sensar to terminate its business and
            liquidate its assets;

                  (v) The merger or consolidation of Sensar in a transaction in which the shareholders of Sensar immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

                  (vi) A person (within the meaning of Section 3(a)(9) or
            Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange


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

            Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of Sensar.

            If, as a result of one of the foregoing events, Sensar is not the surviving entity, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for by this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

            (d) Termination by Executive for Cause. Executive shall have the right to terminate this Agreement in the event of (i) Sensar's intentional breach of any covenant or term of this Agreement, but only if Sensar fails to cure such breach within twenty (20) days following the receipt of notice by Executive setting forth the conditions giving rise to such breach; or (ii) the exercise of Executive's rights under subsection 8(c).

            (e) Termination Payments. In the event that this Agreement is terminated for any reason other than by Sensar for Cause, Sensar shall:

                  (1) Pay to Executive all amounts accrued through the date of termination; any unreimbursed expenses incurred pursuant to this Agreement; any amounts earned by Executive under any bonus, incentive, or other compensation plan.

                  (2) Pay to Executive an amount equal to the greater of (i) the amount of salary that would otherwise accrue to Executive during the remaining Employment Period, or (ii) the amount of Executive's base salary for a one-year period.

            (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of Sensar, Executive agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Executive, to engage in an exit interview with Sensar at a time and place designated by Sensar.

9. Waiver of Options. Executive agrees that upon execution of this agreement, Executive agrees to waive any and all rights that he may have with respect to options previously held by him to acquire 150,000 shares of common stock of Sensar corporation at a purchase price of $2.00 per share, on the condition that such options be transferred to Simon Constantine, or such other appointee acceptable to Executive, on his becoming a director of Sensar Corporation. Executive further agrees that he will not sell more than 50% of the 500,000 shares of common stock subject to the remaining options held by him during the six month period subsequent to the date of this letter. This paragraph serves to supercede the agreement entered into on January 12 2001 by Executive setting out the terms of waiver of Options.

      10. Indemnification. Sensar shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Sensar to the greatest extent permitted by applicable law, except for acts that constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement. Sensar shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Sensar against such liability. Executive agrees to indemnify and to hold Sensar harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive's acts or omissions in violation of his duties under this Agreement.

      11. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

                     If to Executive, to:        Andrew C. Bebbington
                                                 343 Penny Parade Drive
                                                 Salt Lake City, Utah 84103
                                                 Fax:  (801) 350-0825
                                                 Confirmation:  (801) 350-0587

                     If to Sensar, to:           Sensar Corporation
                                                 50 West Broadway, Suite 501
                                                 Salt Lake City, Utah 84101
                                                 Fax:  (801) 350-0825
                                                 Confirmation:  (801) 350-0587

                     With a copy to:             Guy P. Kroesche
                                                 Stoel Rives LLP
                                                 201 S. Main Street
                                                 Suite 1100
                                                 Salt Lake City
                                                 Utah 84111-4904
                                                 Fax: (801) 578 6999
                                                 Confirmation:  (801) 578 6954

      12. Assignment. Except to any successor or assignee of Sensar as provided in subsection 8(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

      13. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

      14. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.


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      15 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

      16. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Utah.

      IN WITNESS WHEREOF, Sensar has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.

                                 Sensar:

                                           SENSAR CORPORATION


                                           By
                                             ----------------------------------
                                             Steven P. Strasser
                                             CEO


                                 Executive:


                                           ------------------------------------
                                           Andrew C. Bebbington